Exhibit 10.16
PROMISSORY NOTE

$29,000,000	November 30, 2006
Pelham, Georgia
     FOR VALUE RECEIVED, the undersigned borrower, FIRST UNITED ETHANOL, LLC (the “Borrower”), promises to pay to the order of the Mitchell County Development Authority (the “Lender”) the principal sum of TWENTY NINE MILLION AND 00/100THS DOLLARS ($29,000,000) and to pay interest on the unpaid balance of such principal sum, as hereinafter provided, until the payment of such principal sum has been made or provided for.
     The Note has been executed and delivered by the Borrower to the Lender and assigned to Wells Fargo Bank, National Association, as Trustee (the “Trustee”) pursuant to the Loan Agreement (the “Agreement”), dated as of October 1, 2006, between the Lender and the Borrower. Under the Agreement, the Lender has loaned to the Borrower the proceeds received from the sale of the Lender’s $29,000,000 Variable Rate Demand Solid Waste Disposal Revenue Bonds (First United Ethanol, LLC Project), Series 2006, initially dated the date of their authentication and delivery (the “Bonds”), to assist the Borrower in the financing of the Project (as defined in the Agreement), which Project is to be owned and operated by the Borrower, or its successors or assigns. The Borrower has agreed (i) to repay the loan of the proceeds of the Bonds by making payments (the “Loan Payments”) and (ii) to make the Additional Payments (as defined in the Indenture) at the times and in the amounts set forth in this Note. The Bonds have been issued, concurrently with the execution and delivery of this Note, pursuant to, and are secured by, the Trust Indenture (as amended and supplemented from time to time, the “Indenture”), dated as of October 1, 2006, between the Lender and the Trustee. The Bonds bear interest from their date at the Applicable Rate, as defined in Appendix A to this Note, payable on each Interest Payment Date (as defined in the Indenture), and mature on October 1, 2026.
     To provide funds to pay the interest on the Bonds as and when due, the Borrower hereby agrees to and shall make payments of interest on this Note to the Trustee on the first Business Day prior to the first day of each January, April, July and October commencing on the first Business Day prior to the first day of January 2007, in an amount equal to the amount payable as interest on the Bonds on the next Interest Payment Date; provided, however, that with respect to such first interest payment, the Borrower shall receive a credit against such interest payment equal to the amount, if any, of money in the Bond Fund (as defined in the Indenture) representing the Bond Fund Payment (as defined in the Indenture).
     If payment or provision for payment in accordance with the Indenture is made in respect of the principal of and redemption premium, if any, and interest on the Bonds, this Note shall be deemed paid to the extent of such payment or provision for payment of Bonds. The Borrower shall receive a credit against its obligation to make Loan Payments hereunder to the extent that there are amounts already on deposit in the Bond Fund created by the Indenture (except for moneys drawn on the Letter of Credit or the Confirming Letter of Credit), and available to pay principal or purchase price of and premium, if any, and interest on the Bonds pursuant to the Indenture, and to the extent that Loan Payments are made by the Borrower directly to the Bank pursuant to the Agreement. Subject to the foregoing, all Loan Payments and Additional Payments shall be in the full amount required hereunder and under the terms of the Agreement.
     All Loan Payments shall be payable in lawful money of the United States of America and shall be made to the Trustee at its principal corporate trust office for the account of the Lender and deposited in the Bond Fund created by the Indenture. Except as otherwise provided in the Indenture, the Loan Payments shall be used by the Trustee to pay the principal of and redemption premium, if any, and interest on the Bonds as and when due or to reimburse the Bank for unreimbursed draws under the Letter of Credit (as such terms are defined in the Indenture).
     The obligation of the Borrower to make the payments required hereunder shall be absolute and unconditional and the Borrower shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Lender, the Trustee, the Bank or the Remarketing Agent (as defined in the Indenture) or any other person.
     This Note is subject to optional, extraordinary optional and mandatory prepayment upon the same terms and conditions, on the same date or dates and at the same prepayment prices, as the Bonds are subject to optional, extraordinary optional and mandatory redemption, and the Borrower hereby agrees that it will make Loan Payments hereunder in an amount equal to the principal of and premium, if any, and interest on the Bonds due and payable on any such redemption date. All optional prepayments of amounts due under this Note are subject to the requirement that the Borrower deposit sufficient moneys with the Bank in accordance with 2.1 of the Agreement prior to the Borrower giving notice of its intention to so prepay pursuant to Section 8.4 of the Agreement. Any such redemption prior to stated maturity is subject to the obligation of the Borrower to give the Lender and the Trustee sufficient notice of such redemption as shall enable the Lender and the Trustee to take all action necessary under the Indenture to redeem on the date specified for prepayment a like principal amount of Bonds at the same redemption price.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name by its duly authorized representative as of the date first written above.

FIRST UNITED ETHANOL, LLC, a Georgia limited liability company
By:	/s/ Murray Campbell
Murray Campbell
Chairman of the Board

     The above Promissory Note is hereby pledged and assigned to Wells Fargo Bank, National Association, as Trustee, without recourse, pursuant to the Trust Indenture dated as of October 1, 2006 between the Mitchell County Development Authority and the Trustee.

MITCHELL COUNTY DEVELOPMENT AUTHORITY
By:	/s/ Charles Rooks
Charles Rooks
Acting Chairman

     The Borrower hereby acknowledges and agrees to the aforesaid assignment of this Promissory Note to the Trustee.

FIRST UNITED ETHANOL, LLC a Georgia limited liability company
By:	/s Murray Campbell
Murray Campbell
Chairman of the Board

APPENDIX A
     As used in this Note, “Applicable Rate” shall mean at any time the then applicable interest rate per annum on the Bonds as described below. The capitalized terms not defined in the Note shall have the meanings ascribed to them in the Indenture.
     The Bonds will initially bear interest during the Accrual Period (herein defined) beginning on the date of initial authentication and delivery of the Bonds. The Bonds will thereafter bear interest at a Variable Rate per annum, which shall be the lesser of (i) the Maximum Interest Rate or (ii) a fluctuating per annum rate equal to the per annum rate for the one-week period commencing on a Thursday and ending on the Wednesday succeeding such Thursday (the “Accrual Period”) determined by the Remarketing Agent (herein defined) by 12:00 noon, Portland, Oregon time, on the Wednesday preceding the day on which the Accrual Period commences or, if such day of determination is not a Business Day for the Remarketing Agent, on the first succeeding day which is a Business Day (the “Determination Date”), to be equal to (but not more than) the rate required to be borne by the Bonds for such Accrual Period to produce a bid for the purchase of all the Bonds on such Determination Date at a price equal to the principal amount thereof plus accrued interest, if any, thereon from the most recent Interest Payment Date. Notwithstanding the foregoing, the Accrual Period beginning on the date of initial authentication and delivery of the Bonds shall commence on such date and end on Wednesday, December 6, 2006. If for any reason the Variable Rate is not determined as set forth above on any Determination Date, the interest rate announced on the preceding Determination Date shall continue in effect. If for any reason the Variable Rate is not so determined for a second succeeding week or thereafter, the Variable Rate shall thereafter be determined by the Trustee and shall be a rate per annum (not to exceed the Maximum Interest Rate) equal to twenty-five basis points in excess of the then current municipal swap index as quoted by the Bond Market Association. Interest at the Variable Rate will be computed on the basis of a year of 365 or 366 days, as appropriate, for the actual number of days elapsed, and will be payable on the first Thursday of each January, April, July and October (each an “Interest Payment Date”), or, if such day is not a Business Day, on the next succeeding Business Day, with such interest being initially paid on January 4, 2007.
     With the prior written consent of the Bank, and upon receipt by the Trustee of an amendment to the Letter of Credit increasing the amount available to be drawn for the payment of accrued interest on the Bonds to two hundred (200) days of accrued interest on the then existing principal balance of the Bonds at the Fixed Interest Rate, and upon receipt of an opinion of Bond Counsel that such conversion will not adversely affect the excludability of interest on the Bonds from gross income for Federal income tax purposes, on any Interest Payment Date (if such date is designated by the Borrower as the Conversion Date), the Borrower may elect to convert the rate on the Bonds to a fixed rate (the “Fixed Interest Rate”). The Borrower may exercise its conversion option by giving the Trustee, the Bank, the Confirming Bank, the Paying Agent, the Tender Agent and the Remarketing Agent written notice of its intention to convert the rate to the Fixed Interest Rate, at least 50 days prior to the proposed Conversion Date.
     Subject to the provisions of the Indenture, on any Interest Payment Date (if such date is designated by the Borrower as the Conversion Date), the Borrower may elect to convert the rate on some or all of the Bonds to a fixed rate.
     On a day which is a Business Day at least fifteen (15) days prior to the Conversion Date, the Remarketing Agent will determine the minimum rate of interest which will be applicable to the Bonds on the ensuing Conversion Date, and at least twelve (12) days prior to such Conversion

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Date the Paying Agent will notify all of the Bondholders by Mail of the aforesaid minimum rate of interest. Bondholders shall deliver such Bonds to the Tender Agent on or before the Conversion Date. On a day which is a Business Day at least seven (7) days prior to the Conversion Date (the “Rate Determination Date”) the Remarketing Agent shall determine the Fixed Interest Rate. The Remarketing Agent shall determine the Fixed Interest Rate on the Rate Determination Date to be that rate per annum which, if borne by all of the outstanding Bonds through the Maturity Date, would, in the judgment of the Remarketing Agent (taking into consideration current transactions and comparable securities in which the Remarketing Agent is involved or of which it is aware and prevailing financial market conditions), be the interest rate necessary (but which would not exceed the interest rate necessary) to produce as nearly as practical a par bid for each outstanding Bond on the Rate Determination Date.

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